SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, For Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12


                     CHAMPIONSHIP AUTO RACING TEAMS, INC.

                            _______________________

               (Name of Registrant as Specified in its Charter)
                            _______________________

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transactions:
     (5) Total fee paid:

__________
[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

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     Set forth below is the Press Release dated September 18, 2003, issued jointly by Championship Auto Racing Teams, Inc. (the "Company") and Open Wheel Racing Series LLC, announcing that Open Wheel Racing Series LLC has not exercised its right to terminate the merger agreement on or prior to September 18, 2003.



FOR IMMEDIATE RELEASE

Championship Auto Racing Teams Contact:      Open Wheel Racing Series Contact:
Thomas L. Carter, Chief Financial Officer    Paul Gentilozzi - (517) 371-3230
(317) 715-4195                               Kevin Kalkhoven - (650) 329-7300

                           OPEN WHEEL RACING SERIES
                    CONTINUES TO PURSUE THE ACQUISITION OF
                        CHAMPIONSHIP AUTO RACING TEAMS


INDIANAPOLIS - SEPTEMBER 18, 2003 - As previously announced on September 10, 2003, Championship Auto Racing Teams, Inc. (NYSE: MPH) and Open Wheel Racing Series LLC have entered into a definitive agreement providing for Open Wheel Racing Series to acquire Championship for cash equivalent to $0.56 per share, based on the number of shares of Championship common stock currently outstanding.

          Under the agreement, Open Wheel Racing Series had the right to terminate the agreement on or prior to September 18, 2003 in its discretion. Open Wheel Racing Series has decided not to exercise this termination right. The parties will therefore continue to pursue the completion of the transaction in accordance with the remaining terms of the definitive agreement. The transaction is still subject to various closing conditions set forth in the definitive agreement, some of which were described in a press release dated September 10, 2003. Championship has previously filed a copy of the definitive agreement with the Securities and Exchange Commission.

          Under the agreement, Championship's Board retains the ability to pursue and accept a superior acquisition proposal. However, Open Wheel Racing Series is entitled to receive a termination fee of $350,000 if Championship accepts a superior proposal or if Open Wheel Racing Series terminates the agreement because Championship's Board withdraws or adversely modifies its recommendation of the transaction to Championship's stockholders or takes action under its shareholder rights agreement to permit another person or entity to acquire 15% or more of Championship's stock.

          Championship is being advised by Bear, Stearns & Co. Inc. in connection with the transaction.

          Open Wheel Racing Series is a newly formed holding company owned indirectly by a group of investors including Gerald R. Forsythe, Kevin Kalkhoven and Paul Gentilozzi. Mr. Forsythe or entities owned or controlled by him currently have beneficial ownership of 3,377,400 shares of Championship common stock, approximately 22.9% of the outstanding shares of Championship. These shares will be contributed to Open Wheel Racing Series rather than acquired for cash. Open Wheel Racing Series has previously stated that, if the transaction is completed, it intends to continue to operate the business of Championship, including continuing to sanction the motorsports series currently known as "Bridgestone Presents the Champ Car World Series Powered by Ford."



                  ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

          Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Veteran racing teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Patrick Racing and Walker Racing will compete with many new teams this year in pursuit of the Vanderbilt Cup. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the Toyota Atlantic Championship. Learn more about CART'S open-wheel racing series at www.champcarworldseries.com.

                            ADDITIONAL INFORMATION

          Stockholders of Championship Auto Racing Teams, Inc. are urged to read the proxy statement that Championship Auto Racing Teams, Inc. will file on Schedule 14A with the Securities and Exchange Commission ("SEC") when it becomes available, and any other relevant documents filed or to be filed in the future with the SEC because those documents will contain important information about Championship Auto Racing Teams, Inc., the proposed transaction and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available at Championship Auto Racing Teams, Inc.'s website, www.champcarworldseries.com. Investors and security holders can also obtain free copies of the proxy statement when it becomes available and other documents filed by Championship Auto Racing Teams, Inc. with the SEC at the SEC's web site at www.sec.gov. Any reports, statements and other information filed by Championship Auto Racing Teams, Inc. may be read and copied at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

          Championship Auto Racing Teams, Inc., and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Championship



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Auto Racing Teams, Inc.'s stockholders to approve the proposed transaction.
Such individuals may have interests in the transaction, including as a result of holding options or shares of Championship Auto Racing Teams, Inc.'s stock. Information regarding these directors and executive officers and their ownership of Championship Auto Racing Team options and stock is contained in Championship Auto Racing Team's proxy statement on Schedule 14A, filed with the SEC on June 16, 2003. Additional information regarding these directors and executive officers will be included in the proxy statement filed in connection with this transaction.